Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the amended Registration Statements (Forms S-3 No. 333-71452-01 and 333-113977) and (Form S-4 No. 333-60355-01) of AIMCO Properties, L.P. and in the related Prospectuses of our reports dated March 6, 2006 with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P., AIMCO Properties, L.P management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AIMCO Properties, L.P, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Ernst & Young LLP

Denver, Colorado
March 6, 2006